As Filed with the Securities and Exchange Commission on October 12, 2001
                           Registration No.___-______


--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                 AMENDMENT 1 TO
                        FORM SB-2, REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                   ----------

       Anagram Plus, Inc.                                Prodijeux, Inc
 (Name of small business issuer                  (Name of small business issuer
        in its charter)                                  in its charter)

            Delaware                                         Canada
(State or other jurisdiction of                  (State or other jurisdiction of
 incorporation or organization)                  Incorporation or organization)

              3944                                            3944
  (Primary Standard Industrial                    (Primary Standard Industrial
     Classification Number)                          Classification Number)

           65-1045323                                          N/A
(I.R.S. Employer Identification                  (I.R.S. Employer Identification
            Number)                                          Number)

       Anagram Plus, Inc.                                Prodijeux, Inc.
     2700 N. Military Trail                          1751 Richardson Street
           Suite 100                                       Suite 5507
      Boca Raton, FL 33731                          Montreal, Quebec H3K 1G6
         (561) 241-3621                                  (514) 932-4744

(Address, including zip code, and telephone number, including area code, of each registrant's principal offices)

                            Frederick M. Mintz, Esq.
                              Mintz & Fraade, P.C.
                               488 Madison Avenue
                            New York, New York 10022
                          Telephone No.: (212) 486-2500
                          Facsimile No.: (212) 486-0701

                          (Name, address and Telephone
                          number of agent for service)

                                   ----------

      Approximate date of proposed sale to public:

      As soon as practicable after this Registration Statement becomes effective.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

      If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, pleased check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _________________________.

      If delivery of the prospectus is expected to be pursuant to Rule 434, please check the following box. |_|

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
                                    Proposed       Proposed
    Title of                        Maximum         Maximum        Amount of
 securities to    Amount to be   Offering Price    Aggregate     registration
 be registered     registered     Per Share(1)  Offering Price        fee
--------------------------------------------------------------------------------
 Common Stock,
   par value
   $0.001(2)         236,000         $1.00           $236,000        $59.00
--------------------------------------------------------------------------------
 Common Stock,
   par value
   $0.001(3)       2,500,000         $1.00         $2,500,000       $625.00
--------------------------------------------------------------------------------
                                                      Total
                                                  Registration
     Total         2,736,000                           Fee          $684.00
--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

(2) Offered by the persons named in this prospectus under the caption "Selling Stockholders".

(3)   Offered by us.


      This prospectus relates to 2,736,000 shares of our common stock, of which 236,000 shares are owned by the persons named in this prospectus under the caption "Selling Stockholders". The shares of our common stock may be sold directly or through brokers or dealers. The 236,000 shares may be offered from time to time by the selling stockholders through ordinary brokerage transactions in the over-the-counter market, in negotiated transactions or through other commonly used methods to trade publicly available stock, at market prices prevailing at the time of sale or negotiated prices. Up to 2,500,000 shares of our common stock are being sold by us, on a self-underwritten, best efforts basis, with no minimum. Our offering will commence on the date of this prospectus and will continue until the earlier of July 31, 2002, all of the shares offered are sold, or we otherwise terminate the offering.


      We will bear all the costs and expenses associated with the preparation and filing of this registration statement.

                  SUBJECT TO COMPLETION, DATED October 12, 2001


                                   PROSPECTUS
                                2,736,000 shares

                               Anagram Plus, Inc.

                                  Common Stock

                                 $1.00 per share

      This is the first public offering of Anagram's securities. The common stock available for sale as a result of this prospectus will be sold by Anagram and current stockholders. Anagram will not receive any money from the sale of its common stock by the selling stockholders.

      Prior to this offering, there has been no public market for the common stock. We have applied to have the common stock traded on the OTC Bulletin Board, which is maintained by the National Association of Securities Dealers, Inc., after this registration statement is declared effective. The shares will be priced based upon bid and ask quotes submitted by broker-dealers.

      The offering will commence on the date of this prospectus and will continue until the earlier of July 31, 2002, all of the shares offered are sold, or we otherwise terminate the offering.

                                   ----------

      An investor should read the Risk Factors section of this prospectus, commencing on page 3 before deciding whether to invest in these securities.

                                   ----------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

              The date of this prospectus is              , 2001

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

Prospectus summary...........................................................1
Summary financial information................................................2
Risk factors.................................................................3
Use of proceeds..............................................................9
Capitalization...............................................................9
Dilution....................................................................10
Management's discussion and analysis of financial
  condition and results of operations.......................................10
Business....................................................................12
Dividend policy.............................................................13
Employees...................................................................14
Management..................................................................14
Executive compensation......................................................15
Certain relationships and transactions......................................16
Principal stockholders......................................................17
Plan of distribution........................................................17
Description of the securities...............................................18
Legal matters...............................................................21
Experts.....................................................................21
Available information.......................................................22
Index to financial statements..............................................F-I

                                     Summary

Our business


      Anagram Plus, Inc. is a fifty one (51%) percent stockholder of Prodijeux, Inc. Prodijeux was founded in October 1998, and is a Canadian corporation based in Montreal, Quebec, Canada. Prodijeux specializes in the creation and development of interactive "edutainment" products. Edutainment is a term utilized in the Toy and Game Industry, which refers to products which provide an educational experience through an entertainment medium. Edutainment products are available in the form of traditional family board games, CD-ROM and online multi-player games. Prodijeux has commenced distributing its edutainment products through traditional retail outlets, such as toy stores, bookstores and specialty learning stores as well as through its own and Anagram's web site. Prodijeux has entered into a written agreement with Northern Group pursuant to which, Northern Group is its U.S. sales manager. Northern Group also acts as a sales representative for the states of Illinois, Wisconsin and Minnesota. Sales in other states will be handled via other sales agencies as arranged by Northern Group. Prodijeux has begun to launch the first in its line of edutainment products, WordXchange(R), a word game intended by Prodijeux's management to rival Scrabble(R). WordXchange(R) is a brain-twisting word game, which has two versions: an advanced edition (ages 10 and up) and a junior edition (ages 5 and up), allowing it to be stimulating and entertaining for a wide range of consumers. The advanced edition is available in English under the name WordXchange(R), and in French, under the name AnagramPlus. AnagramPlus, introduced to the public in the fall of 2000 at the International Book Fair in Montreal, was recently exhibited at the Paris International Toy and Game Festival (Paris International Toy Fair), and at the American Toy and Game Festival (American International Toy Fair) in New York in February 2001. The revenues for Prodijeux for the most recent audited period (October 1, 2000 to June 30, 2001) were $24,487. The losses for Anagram for the most recent audited period (January 1, 2001 to June 30, 2001) were $109,339. Prodijeux's losses for the most recent audited period (October 1, 2000 to June 30, 2001) were $241,703.

      Management believes that Prodijeux will become profitable through the development and sale of its products, and, therefore increase the value of Anagram through its investment in Prodijeux.


      Neither Anagram nor Prodijeux will receive any proceeds from the sale of the 236,000 shares of our common stock by the selling stockholders. Anagram will use the net proceeds of the offering of 2,500,000 shares of its common stock to fund, pursuant to a loan agreement, Prodijeux's working capital and general corporate purposes including but not limited to product development, selling and marketing. No public market for our securities existed prior to this offering. A total of up to 2,736,000 shares may be sold based upon this prospectus.

      Anagram's executive offices are located at 2700 N. Military Trail, Suite 100, Boca Raton, FL 33431. The telephone number is 561-241-3621 and the facsimile number is 561-241-3055. The executive offices of Prodijeux are located at 1751 Richardson Street, Suite 5507, Montreal, Quebec, H3K 1G6, Canada. The telephone number is 514-932-4744.

                          Summary financial information


      Anagram was formed on October 1, 2000 and is a fifty one (51%) stockholder of Prodijeux. The following financial data of Anagram and Prodijeux should be read in conjunction with our and Prodijeux's financial statements, which are included in this prospectus. The audited financial data of Anagram has been provided from January 1, 2001 to June 30, 2001 and from October 1, 2000 (inception) through December 31, 2000. The audited financial data of Prodijeux has been provided from October 1, 2000 to June 30, 2001 and from October 1, 1999 to September 30, 2000..

                              Anagram Plus, Inc.

                                           June 30, 2001       December 31, 2000
                                           -------------       -----------------

Working capital ....................         $(253,376)            $(143,970)

Total assets .......................         $ 225,507             $ 110,143

Total liabilities ..................         $ 253,915             $ 144,886

Stockholders' deficit ..............         $ (28,408)            $ (34,743)

                              Prodijeux, Inc.

                                          June 30, 2001       September 30, 2000
                                          -------------       ------------------

Working capital ....................         $  77,715             $ (13,058)

Total assets .......................         $ 114,723             $   6,666

Total liabilities ..................         $ 347,530             $  61,467

Stockholders' deficit ..............         $(232,807)            $ (54,801)

                                  Risk factors


      An investment in our common stock involves a high degree of risk. If any of the following risks actually occur, our business, financial condition and operations will be materially affected.


Anagram is a company whose primary asset is a majority interest in Prodijeux, a company with limited operations, and there can be no assurance that either Anagram or Prodijeux will ever become profitable.

      Anagram is a company whose primary asset is a majority interest in Prodijeux. Prodijeux has limited operations. At this time, Anagram does not contemplate commencing active operations directly. The company in which Anagram has an investment, Prodijeux, is entering a highly competitive market. You should be aware of the difficulties which Prodijeux will encounter because it is a recently formed company and has only recently commenced operations, including, but not limited to, competition and unanticipated costs and expenses. There can be no assurance that Anagram will ever realize a positive net cash flow from its investment in Prodijeux. If Prodijeux's business and development plans prove to be unsuccessful, stockholders may lose all or a substantial part of their investments.

Anagram has no limitation upon its ability to sell its interest in Prodijeux, and Anagram may sell its interest in Prodijeux at a loss.

Anagram may sell its interest in Prodijeux. There is no guarantee that Prodijeux will ever become profitable. If Prodijeux does not realize a profit at some point in the future, Anagram may decide to sell its interest in Prodijeux, and may sell its interest at a loss.

Anagram's primary asset is a 51% interest in Prodijeux, which may require, and Anagram may not be able to obtain, additional financing to meet its capital requirements.

      Prodijeux will need additional financing to meet its capital requirements for product development, administrative expenses and other costs. Prodijeux currently has no arrangements to obtain additional financing and Prodijeux will be dependent upon sources such as: future earnings, the availability of funds from private sources including, but not limited to, loans and additional private placements, and the availability of funds through an additional public offering. In view of its lack of an operating history, Prodijeux's ability to obtain additional funds is limited. Additional financing may only be available, if at all, upon terms which may not be commercially advantageous. If adequate funds are not available from operations or additional sources of financing, Prodijeux's business will be materially adversely affected.

There can be no assurance that Anagram or Prodijeux will ever achieve profitability.

      There can be no assurance that Anagram or Prodijeux will ever achieve profitability. Revenues and operating results may fluctuate from quarter to quarter and from year to year due to a combination of factors, including, but not limited to, Prodijeux's cost of production, sales of its products and variations in expenditures for personnel and marketing. Prodijeux may incur significant expenditures to fund research and development of new products or improvements to their existing edutainment products. This would adversely affect Anagram's ability to generate a profit. Anagram may never be able to achieve profitability on a quarterly or annual basis. If Anagram does not, business will be adversely affected and potential investors will lose all or substantially all of their investment.


Qualified Report of Independent Auditors

      Our independent auditor's report on the our financial statements includes an explanatory paragraph stating that the accompanying financial statements have been prepared assuming that we will continue as a going concern. Our operations have generated losses and cash flow deficiencies from inception, which raises substantial doubt about our ability to continue as a going concern. We may be unable to continue as a going concern.


Anagram is dependent upon the introduction and success of a new game WordXchange(R), and there can be no assurance that that WordXchange will ever achieve any significant market acceptance.

      Anagram's success depends upon the value of Prodijeux as well as any dividends paid on Prodijeux's common stock. Prodijeux's success depends largely upon its new edutainment products, WordXchange(R) and the Junior Edition. There can be no assurance that WordXchange(R) will achieve any significant degree of market acceptance, or that such acceptance will be sustained for any meaningful period. The failure of WordXchange(R) to achieve or sustain market acceptance would have a material adverse effect upon our business, operating results and financial condition.

The Edutainment industry is extremely competitive, and there is no guarantee that competitors with superior resources will not bring new, better and cheaper edutainment games to the market more quickly than Anagram's primary interest, Prodijeux.

      Competitors with superior resources may be able to bring new, better and cheaper edutainment games to the market more quickly than Prodijeux, thereby gaining a competitive edge over Prodijeux. Anagram believes that the quality of Prodijeux's goods and services combined with the expertise of their combined management should give Prodijeux a competitive advantage. However, there can be no assurance that Prodijeux will be able to compete successfully or that competitive pressures faced by Prodijeux will not have a material adverse effect upon its business, operating results and financial condition. Anagram will not be directly engaged in any part of Prodijeux's business including, but not limited to, development, production and sales of WordXchange(R). WordXchange(R)'s major competition in the word game category is Scrabble(R). Scrabble(R) has been the leader in word games sales for more than 50 years. WordXchange(R)'s success will depend heavily upon its ability to compete with Scrabble(R) and other word games.

Anagram's success is dependent upon the key personnel of Prodijeux, and the potential loss of such key personnel would have a material adverse effect upon Prodijeux, thereby affecting Anagram adversely.

      Prodijeux's success depends to a significant extent upon the performance and continued services to Prodijeux of Michael Chiarore, co-founder and President of Prodijeux, and Rodolphe Charpentier, Prodijeux's co-founder, Vice-President of Marketing and Creative Director of Research and Development.

      Michel Chiarore is in charge of Prodijeux's operations, manufacturing and distribution of Prodijeux's product line, and is experienced in dealing with suppliers and buyers. Rodolphe Charpentier is the creator of the WordXchange(R) game and has seventeen years of experience in the design and communications fields.

      The loss of services of either Mr. Chiarore or Mr. Charpentier would have a material adverse effect upon Prodijeux's business and its prospects.

Our majority shareholder could exert significant influence over matters requiring stockholder approval.

      ADC Development is Anagram's initial shareholder and owns 6,000,000 shares of our common stock and is its majority shareholder. Accordingly, ADC Development will be able to exert complete control over matters requiring approval by Anagram's stockholders, including, but not limited to, the election of directors and the approval of mergers or other business combinations. In addition, a company owned by Anagram's president, Paul Michelin and his wife, owns 83% of ADC Development.

A portion of Prodijeux's future business plans will depend upon its Internet marketing strategy and its business, and thereby Anagram's business would be adversely effected if use of the Interest fails to grow in the future.

      Prodijeux plans to take full advantage of the potential of the Internet through development of a Website to promote Prodijeux's product, WordXchange(R). A portion of Prodijeux's business depends upon its Internet marketing strategy and its business will be adversely effected if use of the Internet fails to grow in the future.

The market for Anagram's securities is unsure and may be volatile

      There is no current market for Anagram's securities and there can be no assurance that a market will exist in the future. In addition, if a trading market does develop, there can be no assurance that Anagram's common stock can be resold either at or near its original trading prices. Anagram intends to arrange to list its common stock on the NASD Bulletin Board, which is maintained by the NASD. However, there can be no assurance that Anagram will qualify, or if it qualifies will continue to qualify, for such listing.

Prodijeux conducts business and has operations in countries other than the United States and any changes in international markets or currencies may materially affect its operations, and consequently Anagram's value.

      Prodijeux conducts its business and maintains, and intends to maintain, ongoing operations in the United States, Canada, Asia, and other international markets. Fluctuations in the foreign exchange rates between the United States dollar and these other countries could have an adverse affect upon Prodijeux's operating results in the future. Prodijeux may seek to limit its exposure to the risk of currency fluctuations by engaging in foreign currency transactions, which could expose us to substantial risk of loss. Prodijeux's management has limited experience in managing international transactions and has not yet formulated a strategy to protect us against currency fluctuations. There can be no assurance that fluctuations in foreign currency exchange rates will not have a significant adverse impact upon Prodijeux's future operating results.

Prodijeux's and Anagram's success is dependent upon independent third parties to manufacture the product.

      Prodijeux does not intend to conduct manufacturing operations on a continuing basis and will be dependent upon independent third parties to manufacture and ship WordXchange(R) and the Junior Edition. Prodijeux expects to continue to be dependent upon such manufacturers for the foreseeable future. These manufacturers will be responsible for timely and cost-effective manufacturing, which may affect Prodijeux's ability to cost-effectively compete with other similar products. Therefore, Prodijeux is dependent upon the continued viability and financial stability of these manufacturers. In addition, these third party manufacturers are expected to produce WordXchange(R) and other products to specifications supplied by Prodijeux. However, there can be no assurance that these instructions will be followed by the manufacturers. Reliance upon suppliers, as well as industry supply conditions, generally involves several risks, including the possibility of defective parts or components, increase in component costs and reduced control over delivery schedules, any and all of which would adversely affect Prodijeux's financial results. Although Anagram is the majority shareholder of Prodijeux, Anagram has no control over the costs of production and manufacture by third parties. Delays or rising costs in the production of WordXchange(R) would have a material adverse effect upon Anagram's business and prospects.

There can be no assurance that Anagram will pay any dividends on its common stock.

      There can be no assurance that Anagram will have sufficient earnings to pay any dividends with respect to the common stock. Moreover, even if Anagram has sufficient earnings, Anagram is not obligated to declare dividends with respect to the common stock. The future declaration of any cash or stock dividends will be in the sole and absolute discretion of our Board of Directors and will depend upon our earnings, capital requirements, financial position, general economic conditions and other pertinent factors. It is also possible that the terms of any future debt financing may restrict the payment of dividends. To date, Anagram presently intends to retain earnings, if any, for the development and expansion of its business.

Prodijeux expects to incur significant losses for the foreseeable future and there can be no assurance that Prodijeux or Anagram will ever achieve profitability.

      Prodijeux is still in the process of developing its products and therefore it expects to incur significant losses on both a quarterly and an annual basis for the foreseeable future. Prodijeux and Anagram are expecting losses to continue until such time as WordXchange(R) is established, is being widely marketed and/or Prodijeux enters into a contract with toy stores or other retailer for distribution of WordXchange(R).

Anagram may be subject to the Securities and Exchange Commission's "penny stock" rules if our common stock sells below $5.00 per share.

      Anagram's shares may now and in the future be subject to the penny stock rules under the Securities Exchange Act of 1934 which regulate broker-dealer practices for transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than U.S. $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer's confirmation.

      In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

      The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for Anagram's common shares. As long as Anagram's common shares are subject to the penny stock rules, the holders of such common shares may find it more difficult to sell their securities.

Conflicts may exist with certain of Anagram's officers and directors, which may cause them to give priority to other matters over the needs of Anagram, which may materially affect our operations

      There are several conflicts associated with Anagram's officers and directors. These conflicts include, engaging in other businesses similar or dissimilar to ours and allocating their time and services between us and the other entities with which they are involved. Robert Michelin, is a member of both Anagram's Board of Directors and Prodijeux's Board of Directors. In addition to sitting on Anagram's Board of Directors and Prodijeux's Board of Directors, Paul Michelin is a member of the Board of Directors of a number of other companies.

Unforeseen price increases in raw materials may result in the increase in the estimated cost of production for WordXchange(R), thereby having a material adverse effect upon Anagram's and Prodijeux's business and prospects.

      Prodijeux is dependent upon independent manufacturers and suppliers for production of WordXchange(R) and the Junior Edition These independents are located in Asia. The market for raw materials may be volatile and unpredictable. As a result, the costs of manufacture could far exceed any estimates made by Prodijeux or Anagram. Although Anagram is the majority shareholder of Prodijeux, neither Anagram nor Prodijeux have any control over the costs of production and manufacture. Delays or rising costs in the production WordXchange(R) will have a material adverse effect upon our business and prospects.

Prodijeux is dependent upon foreign manufacturers, and currency and exchange fluctuations may have a material adverse effect upon Anagram's and Prodijeux's business and prospects.

      Because a large percentage of manufacturers and suppliers which Prodijeux is dependent upon are located in foreign locales, it is subject to a risk of currency and exchange rate fluctuations. In addition, the market may be subject to foreign government currency and/or other restrictions.

Inability of Prodijeux to negotiate and close contracts with major distributors.

      Prodijeux has begun marketing WordXchange(R) on a limited basis and, through April 2001, had sold approximately 2,500 units. Prodijeux has negotiated and signed a distribution agreement with S & F Associates, Inc., based in Portland, Oregon, for US distribution of WordXchange(R). Prodijeux has also entered into a sales management contract with Northern Group to manage and oversee sales throughout the United States, as well as a sales representation agreement for the states of Wisconsin, Illinois and Minnesota. While Prodijeux intends to enter into contracts with distributors to offer and sell WordXchange(R) and other products, there is no assurance that it will be able to negotiate or conclude satisfactory distributor agreements or, if negotiated and concluded, that such distributors will abide by the terms of said agreements. There can be no assurance that contracted distributors will employ qualified or competent personnel or that they will be able find retailers willing to carry and purchase Prodijeux's products. While Anagram is a majority shareholder of Prodijeux, Anagram does not have any control over the terms of any agreement for the distribution of WordXchange(R). Delays or rising costs in the distribution and retail sale of WordXchange(R) will have a material adverse effect upon Prodijeux's business and prospects.

                           Forward-looking statements

      Statements in this Prospectus discuss future expectations and plans which are considered forward-looking statements. Sentences which incorporate words such as "believes," "intends," "expects," "predicts," "may," "will," "should," "contemplates," "anticipates," or similar statements are based on our beliefs and expectations using the most current information available to it. In view of the fact that the discussions in this Registration Statement are based upon our estimates and beliefs concerning circumstances and events which have not yet occurred, the anticipated results are subject to changes and variations as future operations and events actually occur and could differ materially from those discussed in the forward-looking statements. Moreover, although Anagram reasonably expects, to the best of its knowledge and belief, that the results to be achieved by it will be as set forth, this is not a guarantee and there can be no assurance that any of the potential results which are described will occur. Furthermore, there will usually be differences between the forecasted and actual results because events and circumstances frequently do not occur as expected, and the differences may be material.

                                 Use of proceeds


      Anagram will not receive any proceeds from the sale of the 236,000 shares of its common stock by selling stockholders. The estimation of the proceeds, as listed in the table below, are based upon an assumed initial offering price of $1.00 per share and estimated offering expenses of $75,000. There can be no assurance that any proceeds will be received on this best-efforts, no minimum, basis offering. Regardless of the amount raised, the net proceeds of this offering will fund, pursuant to a loan agreement, Prodijeux's working capital and general corporate purposes, including product development, selling and marketing. Anagram will advance approximately $200,000 to Prodijeux to pay the remaining amount due to Prodijeux under the loan agreement. The remaining proceeds will be used to continue to fund Prodijeux with the development of WordXchange(R) junior edition and other new games, i.e., travel and electronic versions. Anagram will retain broad discretion in the allocation of the net proceeds of this offering. Anagram intends to transfer portions of the proceeds from this offering to Prodijeux as such funds are required and to use the proceeds as Anagram deems appropriate. The amounts Anagram will actually utilize will depend upon a number of factors, including the amount of Prodijeux's future revenues and other factors described elsewhere in this prospectus. Pending such uses, the net proceeds of this offering will be invested in short or medium term, interest-bearing, investment grade securities. However, after the funds are advanced to Prodijeux, Anagram will no longer have discretion over how they are spent.


              % of Offering                              Net Proceeds
              -------------                              ------------
                  100%                                    $2,425,000
                   75%                                    $1,800,000
                   50%                                    $1,175,000
                   25%                                      $550,000

It is estimated that the net funds received will be utilized for the following items in the percentages listed.


                                      100%         75%         50%         25%

Game Production                     $727,500    $540,000    $352,500    $165,000

Expansion of Product Line           $485,000    $360,000    $235,000    $110,000

Overhead expenses, including        $727,500    $540,000    $352,500    $165,000
consumer and distribution channel
marketing

Anagram operating expenses          $485,000    $360,000    $235,000    $110,000

                                 Capitalization


      In view of the fact that Anagram was formed in October 2000 and Anagram's operations solely consist of its interest in Prodijeux, the following tables set forth Anagram's and Prodijeux capitalization, expressed in U.S. Dollars. Audited financial data for Anagram has been provided from January 1, 2001 to June 30, 2001 and from October 1, 2000 (inception) through December 31, Audited financial data of Prodijeux has been provided from October 1, 2000 to June 30, 2001and October 1, 1999 to September 30, 2000

                               Anagram Plus, Inc.

Liabilities                               June 30, 2001       December 31, 2000
-----------                               -------------       -----------------

Current liabilities                         $ 253,915             $ 144,886

Stockholders' equity
--------------------

Common stock,
$.001 par value                             $   6,236             $   6,000

Additional Paid in Capital                  $ 115,438                   N/A

Accumulated deficit                         $(150,082)            $ (40,743)

Total Stockholder's deficit                 $ (28,408)            $ (34,743)

Total liabilities
and stockholder's deficit                   $ 225,507             $ 110,143

                                 Prodijeux, Inc.

Liabilities                               June 30, 2001       September 30, 2000
-----------                               -------------       ------------------

Current liabilities                         $  15,681             $  13,058

Long-term liabilities                       $ 331,849             $  48,409

Stockholders' deficit
---------------------

Common stock                                $  66,831             $      67

Accumulated deficit                         $(299,638)            $ (54,868)

Total Stockholder's deficit                 $(232,807)            $ (54,801)

Total liabilities
and stockholder's deficit                   $ 114,723             $   6,666


                                    Dilution


      As of June 30, 2001, Anagram's Common Stock had a negative net tangible book value per share of approximately $0.005. "Net tangible book value per share" is the amount of total tangible assets (at book value) less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale of the maximum number of shares offered hereby at the purchase price of $1.00 per Share, after deduction of the estimated expenses of this Offering, the pro forma "net tangible book value per share" as of that date would be approximately $0.27 per share. This represents an immediate increase in the pro forma net tangible book value of approximately $.0275 per share to existing stockholders and an immediate dilution (i.e., the difference between the subscription price per Share and such pro forma net tangible book value per share) of approximately $0.725, based upon the purchase price of $1.00 per share of Common Stock. Please see the table below for corresponding numbers for a 100%, 75%, 50% and 25% successful offering. There can be no assurance that Anagram will be able to sell any of its shares of common stock.


% of Offering   Pro Forma Net Tangible   Increase in Pro Forma Net   Dilution
-------------    Book Value per Share    Tangible Book Value per     --------
                 --------------------             Share
                                                  -----
    100%                $0.27                     $0.275              $0.725
     75%                $0.22                     $0.225              $0.775
     50%                $0.16                     $0.165              $0.835
     25%                $0.08                     $0.085              $0.915


      The following discussion should be read in conjunction with the financial statements and the notes to those statements, which appear elsewhere in this prospectus. The following discussion contains forward-looking statements, which reflect Anagram's and Prodijeux's plans, estimates and beliefs. Anagram's and Prodijeux's actual results could differ materially from those discussed in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus.

                      Management's discussion and analysis
                of financial condition and results of operations

      Overview

      Since inception, all of Prodijeux's activities have been devoted to the creation and development of WordXchange(R). Both companies have also been preparing for the introduction into the marketplace of Prodijeux's products. Prodijeux has raised $137,859.40 (CDN$206,500) in operating capital through the investment of tangible and intangible assets by its founders, Michel Chiarore and Rodolphe Charpentier.

      Anagram purchased a forty-nine and one half percent (49.5%) interest in Prodijeux, in consideration of $66,670 (CDN $100,000). Anagram further purchased, as of July 1, 2001, an additional 1.5 percent interest in Prodijeux, Inc., for approximately $2020 (CDN $3,030). As of the purchase of the stock, Anagram owns a 51% majority interest in Prodijeux, Inc. and, therefore, has the ability to influence the marketing and financial direction of Prodijeux.


      Anagram has also agreed to loan Prodijeux up to approximately $330,000 (CDN $500,000), of which $292,011 (CDN $441,972) has been advanced as of June 30, 2001, at an interest rate of seven (7%) percent per annum to be repaid upon the earlier of Prodijeux achieving sales of at least fifty thousand (50,000) units of WordXchange(R) or October 1, 2002. In October 2001, Anagram's board of directors agreed to increase the amount it will loan to Prodijeux to approximately $500,000 (CDN $750,000). Pursuant to this agreement, Anagram is committed to an additional $208,000 (CDN $315,000) to Prodijeux.


Plan of operations

      During the next twelve months, Anagram, through Prodijeux, will be continuing to develop and market WordXchange(R) adult and junior versions. Prodijeux has obtained a letter of credit with respect to the manufacture of 10,000 units of the adult version of WordXchange(R). It is anticipated that production of these units will be completed during the summer of 2001 and will be ready for distribution at that time. Sales of WordXchange(R) to date have been primarily in Canada, and will continue to be primarily in Canada through the end of the summer. A sale of 570 units was made to a distributor based in Lebanon for resale in that country.

      Prodijeux has entered into a sales management agreement with a company based in Wisconsin. This company will act as sales agent for Prodijeux in three Midwestern states while organizing a sales network of other agencies to cover other areas of the United States as well as the English speaking area of Canada. Prodijeux is currently in discussion with other such sales agencies with regard to the finalization of the necessary contracts.

      Prodijeux is currently contacting several agencies to develop a promotional campaign that will introduce WordXchange(R) to potential distributors, retailers and consumers in both the United States and Canada. Prodijeux plans to heavily promote WordXchange(R) and the related junior edition to achieve sales exceeding the current production run of 10,000 units.

      Through June 30, 2001, Prodijeux has sold 2,500 units to various retailers and wholesalers including 366 units ordered by ToysRUs Canada. Subsequent to June 30, 2001, Prodijeux has received additional orders totaling 1,494 from an Australian distributor (240), and Iowa retail company (504) and an on-line retailer (750). Prodijeux is in the process of fulfilling these orders.

      In addition, Prodijeux is currently in negotiations with a French distributor for a short-term order of approximately 3,000 units and an additional order of 30,000 units for 2002. This order would be the single largest order of the game to date.


      The final design and manufacturing specifications of the junior edition are currently being completed. Prodijeux does not anticipate producing the Junior Edition until the beginning of 2002. Prodijeux anticipates making sales of the junior edition during the spring of 2002. Additionally, once the design for the junior edition is complete, Prodijeux will begin to research the feasibility of designing the electronic and travel versions of the game.

Results of operations


      Anagram has not generated revenue to date and its operating expenses are related to accounting and administrative fees. Anagram's allocated portion of the Prodijeux loss is the most significant item effecting the statement of operations of Anagram. Therefore the focus of management's discussion will be on the results of Prodijeux's operations.

      The following table sets forth, for Anagram and Prodijeux, the percentage of net loss at June 30, 2001 represented by the line items in the statement of operations:

                                Anagram Plus, Inc.            Prodijeux, Inc.

                               amount     percentage       amount     percentage
                               ------     ----------       ------     ----------

Revenues                            $0         0%          $24,487       (10%)

Cost of Goods Sold                  --        --          ($27,313)       11%

Expenses                       ($9,483)        9%        ($236,356)       98%

Other income and expenses
      Interest expense         ($4,470)        4%          ($2,521)        1%
      Loss from Investment    ($95,386)       87%               --        --

Net loss for the year        ($109,339)      100%        ($241,703)      100%

Revenues

      During the nine months ended June 30, 2001 Prodijeux made the first sales of its product line totaling $24,487. Sales were made to several different toy and game retailers and distributors. Since the year-end, the management of Prodijeux has received orders from additional vendors totaling approximately 1,500 units. Additionally Prodijeux is currently in negotiations to sell additional units to a French distributor.

Cost of Goods Sold

      Prodijeux's cost of goods sold for the period was $27,313, which led to a net loss for the period of $2,826. This was due to the fact that some earlier versions of the game were sold at discounts, some of which resulted in the game being sold at, or below cost. Prodijeux's management believes the current version being marketed and sold will be used for the foreseeable future and does not anticipate the need for selling at such discounts in the near future.

Operating expenses

      Prodijeux's salary expense for the period was $65,368 and is related to the salaries of the officers of the Company who are also the chief creators and designers of the game. As sales increase, Prodijeux's management anticipates the hiring of a sales and administrative force as well as a production design staff.

      Prodijeux's consulting expense for the period was $61,878 and includes consulting services provided by one of the members of the board of directors and by a consultant who assists the Company with the marketing and distribution of the game. Prodijeux's management believes that the consulting fees will remain at the current level for the foreseeable future as the Company continues to negotiate distribution agreements.

      The professional fees for Prodijeux were $24,448 and related to legal and accounting expenses incurred in the normal course of business.

      Prodijeux's net loss for the period was $241,703 for the period ended June 30, 2001 and $30,233 for the year ended September 30, 2000. The Company will continue to experience losses until it makes significant sales of the game. Management anticipates sales increasing during the current fiscal year, but does not have any current orders or sales that would lead to an expectation of profitability in the fiscal year end June 30, 2002.


Liquidity and capital resources of Anagram and Prodijeux Combined


      Anagram intends to satisfy Prodijeux's working capital requirements principally through issuance of debt and equity securities. As of June 30, 2001 Anagram had a negative working capital of $253,376.


      The management of Anagram believes, based upon Prodijeux's current plans and assumptions relating to its operations, including, assumptions with respect to the progress of research and development and the costs associated with production, marketing and sale of its products, that Anagram's current cash position will be sufficient to satisfy Prodijeux's contemplated cash requirements for a period of ninety (90) days after the date of this prospectus. With respect to Prodijeux's liquidity requirements for the next 12 months, Anagram believes that the cash flow generated from Prodijeux's intended future operations and sales of WordXchange(R) will complement its current cash position, as supplemented by Anagram, and Anagram further believes that it will be able to satisfy any liquidity needs that may arise by short term financing. If the need arises, Anagram currently contemplates seeking additional financing or conducting a public offering in order to satisfy Prodijeux's additional cash requirements and any obligations it may have.


      Anagram has committed to loan Prodijeux up to approximately $500,000 (CDN $750,000) for continuing operations. Through June 3, 2001, Anagram loaned Prodijeux $292,011 (CDN $441,972). Anagram may increase the amount loaned Prodijeux, if approved by the board of directors of Anagram.

      Currently Anagram receives its funding primarily from its parent, ADC Development Corp. ADC Development Corp. has committed to loan Anagram up to $500,000 pursuant to the terms of a promissory note. Through June 30, 2001, ADC Development Corp. has loaned Anagram $242,779. Depending upon the amount of money raised through this offering, Anagram may need additional financing to allocate to Prodijeux during the next twelve months.


Notes Payable


      Anagram and Prodijeux borrowed money under different repayment terms from a variety of sources as discussed the notes to the respective financial statements. Other than the bank loan and the loan owed to Anagram that are secured by all the assets of Prodijeux, all other debt owed by Prodijeux consists of unsecured debt with varying repayment schedules. The unsecured loan that is owed by Anagram is payable to its parent, ADC Development Corp. The principal and outstanding interest on this note is due on June 30, 2002. If Anagram is not in a position to repay this note by the due date Anagram is confident that the terms of the note can be renegotiated and an extension of time to make any repayments will be granted.

      If, for any reason, other parties demand repayment as agreed upon in the notes payable, Prodijeux will seek additional financing from Anagram if it cannot meet the obligations based on its cash position at the time of the demand. Prodijeux would request financing from Anagram and, if its own funds are not available, Anagram would request the additional funds from ADC Development Co.


      Due to the nature of the relationships between Prodijeux and its creditors, Anagram does not anticipate a creditor will demand repayment within the next twelve months. Although, if Prodijeux's cash position allows Prodijeux will pay off these debts earlier than scheduled to eliminate the payment of additional interest charges. If Prodijeux cannot make timely repayments it would request financing from Anagram who, if it cannot meet the request from its own funds, would seek financing from its parent.

                             Description of business

      Anagram was incorporated under the laws of Delaware in October 2000. The following discussion and disclosure represents Anagram's intended business plan and intent with respect to the future operations of our business.

Proposed business


      Anagram is a fifty one (51%) percent stockholder of Prodijeux; Prodijeux creates, develops, markets, produces and manufactures interactive edutainment, which is learning entertainment in the form of traditional board games, CD-ROMs, and online multi-player games. Prodijeux, Inc.'s products are designed to provide the consumer with both entertainment and an educational experience. The first product developed by Prodijeux is WordXchange(R), introduced in the Fall of 2000 in the Canadian market as AnagramPlus(R). The product is currently sold under that name in the province of Quebec. A number of chain stores have already placed orders for WordXchange(R), including, but not limited to ToysRUs Canada (366 units) and several local chains throughout Quebec, and a retail chain in Minnesota.


      Prodijeux plans to distribute its products through traditional outlets such as game and toy stores, bookstores, gift and novelty stores, and catalogs. Prodijeux also has its own web site, which Anagram considers an essential part of its product development.

Description of WordXchange(R)

      WordXchange(R) is classified as a word game in the GAMES and PUZZLES category in the toy and game industry. WordXchange(R) has been designed in English and French versions and plans are underway for a Spanish version. WordXchange(R) is designed to be played by two to four players or teams. A complete game is estimated to take 30-40 minutes to play. Prodijeux and Anagram believe WordXchange(R) has all the ingredients to please many age groups ranging from young children to mature adults. WordXchange(R) is currently available in an advanced edition designed for ages 10 and up. Prodijeux has plans to finalize development of a junior edition designed for ages 5 and up in the summer of 2001. It is Anagram's and Prodijeux's belief that the game is of superior quality and is priced competitively. The creators of WordXchange(R) sought to develop a game which is more fun, creative, and challenging than Scrabble(R) while taking less time to play. There can be no assurance that WordXchange(R) will achieve success and popularity comparable to Scrabble(R).

WordXchange(R) Place in Market

      Among the game and toy industry categories, WordXchange(R) is classified as a word game in the Games and Puzzles Categories. This category represented 12% of total toy sales in 2000 (source: World Toy Facts and Figures, ICTI/The NPD Group Worldwide).

      The North American traditional toy market (excluding video games) experienced slightly higher sales in 2000 ($24.2 billion) when compared to 1999 ($24.1 billion). The North American market accounted for 44.2% of total retail sales. (source: World Toy Facts and Figures).

      According to data provided by the NPD Group in conjunction with the Toy Manufacturers of America, Inc., in the year 2000, it is estimated that manufacturers shipped 5 million units of word games; representing $38 million in wholesale revenues.

      According to commissioned research conducted by Hall & Partners (market research firm) in the United States, Omnibus findings and focus group sessions indicated that the strongest audience for the adult version of the game are: females, between 25 and 45 years old with household incomes between $25,000 and $75,000, who are looking for creative and educational outlets during their small amount of free time.

Proposed Targeted Customer Base

      Anagram and Prodijeux believe that the target market for WordXchange(R) is large. Because Prodijeux will bring to the market the adult version (WordXchange(R)) as well as WordXchange(R) junior edition, children under the age of 10, university students, professionals, and parents are all well within WordXchange(R)'s target market. Anagram and Prodijeux believe that the strongest market for the WordXchange(R)'s advanced edition are college-educated women, between the ages of 25-45 with children and a household income between $25,000 and $75,000. Anagram and Prodijeux believe that in the age group containing 25-45 year olds, a high percentage of consumers favor interactive multi-player games which demand intellectual and strategic acuity. Anagram and Prodijeux aim to reach the segment of the market with consumers of superior education, higher wages and an appreciation for fine design. The target consumer is concerned with getting the best quality-to-price ratio available. The target consumer owns a computer and is familiar with the Internet and its services. This segment is also where Anagram and Prodijeux believe the highest proportion of Scrabble(R) players to be.

Distribution strategies

      Although Anagram is a majority shareholder in Prodijeux, Anagram does not intend to be directly engaged in any part of Prodijeux's business including, but not limited to, development, production and sales of WordXchange(R). Prodijeux's intended primary objective will be distribution of its products. Distribution will be facilitated through S& F Associates, Inc., based in Portland, Oregon. Products will be shipped from Oregon to buyers as determined by sales representatives in various sectors of the country who communicate orders to Prodijeux's Montreal office. Prodijeux plans to close further deals with major distributors in specific markets. Prodijeux is also seeking distribution contracts with major toy and game industry retailers, including Gift and Novelty stores, educational retailers, e-tailers, and catalogs. Prodijeux also plans to attend trade shows, servicing industry-related manufacturers, distributors and buyers, as well as consumer shows, which cater to the public at large. The basic advantage of attending these shows is that attendance offers the opportunity to introduce the game, popularize it, sell it, and establish industry contacts. Anagram and Prodijeux consider the Internet an important distribution channel. Prodijeux plans to take advantage of the full potential of the Internet by developing a Website which will promote and sell WordXchange(R) and future products through an online store, drawing prospective and current customers to the site with helpful, timely information. Prodijeux will strategically coordinate the Website and e-commerce activities with its marketing activities for the traditional market, thus creating a synergistic and complementary effect.

Sales and Marketing Strategy

      Prodijeux intends to create unique packaging for WordXchange(R) in order to create quick market awareness and product recognition. There can be no assurance that this approach will be successful. This will be part of a multi-faceted marketing campaign designed to introduce WordXchange(R) to the retail market. Prodijeux is participating in retail and consumer tradeshows, sending out media kits and sample games as means of creating a market for WordXchange(R). Prodijeux also plans to develop a Web Site as an integral part of its advertising and promotional plan. This will be crucial to quickly developing a market and gaining market acceptance.

Trends in the Game Industry

      Management believes that the toy and game industry is witnessing a return to traditional family entertainment. As more and more people spend increasingly significant parts of their professional and occupational time working with computers and other technologies, the desire to spend less family time on computer and technology areas has spread. Accordingly, Anagram believes that its products will appeal to a large segment of the general population that is looking form entertainment options that create an enhanced environment for family interaction.

Downturn in the Economy

      The past 12-18 months have seen a downturn in the American (and North American) economy. Management believes that, as a result of stock market declines, families do not have the means to sustain the same levels of consumer spending that was seen during the 4-5 year period prior to March 2000. Management believes that its sales should not be seriously affected by this downturn. The price points for its products suggest that a decline in the purchase potential of consumers should not act as a hindrance to sales. Prodijeux's lead products, WordXchange(R) and WordXchange(R) Junior Edition, have anticipated retail prices in the $20 - $30 range. Purchases of such items do not constitute major entertainment or leisure purchases for the families who constitute

Anagram's target consumers. While there are no guarantees that the current economic downturn will not impact the sales of WordXchange(R), it is the belief of the management of Anagram and Prodijeux that Prodijeux's products would be seen as less expensive family entertainment alternatives during such a period.

Dividend Policy

      To date, Anagram has not paid dividends on its common stock and at the present time, Anagram intends to retain earnings, if any, to loan to Prodijeux for its development and expansion. There can be no assurance that Anagram will have enough earnings to pay any dividends on its common stock. Even if Anagram has sufficient earnings, it is not obligated to declare dividends on our common stock. Anagram's Board of Directors has sole and absolute discretion whether to declare any cash or stock dividends. This decision will be based upon the following: earnings, capital requirements, our financial position, general economic conditions, and other factors the board may consider. It is also possible that the terms of any future debt financing may restrict the payment of dividends.

Employees

      Anagram currently does not have any employees and therefore does not maintain "key man" insurance.

      Excluding Prodijeux's executive officers and directors, Prodijeux currently does not have any employees. Prodijeux does not maintain "key man" insurance on the life of any of its employees.


Real Property Interests and Obligations


      Anagram's offices are headquartered at 2700 N. Military Trail, Suite 100, Boca Raton, Florida. Anagram is not charged rent or consulting fees by FMC Group, Inc.

      Prodijeux's offices are headquartered at 1751 Richardson Street, Suite 5507, Montreal, Quebec, H3K 1G6, Canada. Prodijeux leases its facility pursuant to an operating lease, with a term of two years, payable in monthly installments. The expected minimum lease payments for 2001 are $6,300 (CDN $9,450).

Management
Executive officers and directors

      The following table sets forth the names and ages of the members of Anagram's board, Anagram's executive officers and the positions they each hold.

Name                                Age               Position
----                                ---               --------

Paul Michelin                       62                President & Director

Robert Michelin                     37                Secretary & Director

Paul Michelin is Anagram's President and one of Anagram's Directors. Since 1992 Mr. Michelin has served as the President and a Director of FMC Group, Inc., a financial consulting firm the stock of which he owns with his wife as joint tenants with a right of survivorship. Mr. Michelin has also served since 1995 as the Secretary and Director of COA Development Corp. f/k/a OT Computer Training Corp., TL Industries, Inc., and International Software Technologies Corp. In addition, Mr. Michelin has served as the Chairman of the Board and Director of VI Solutions Inc. f/k/a SMC Multimedia Corp., which is engaged in the business of video conferencing sales and services. Since August 1995, Mr. Michelin has been a Director of Multicast Interactive Corp., f/k/a Stratosphere Communications Corp. Mr. Michelin also served from 1990 until 2000 as Secretary and Director of dotWAP.com f/k/a Nationwide Resources, Inc. which develops and markets computer software. Furthermore, Mr. Michelin has served since 1996 as a Director of Your Travel Connections, Inc., a travel agency 75% of which is owned by Louisa Michelin. Mr. Michelin attended McGill University in Montreal, Canada. Mr. Michelin has also served as a Director of Visitel Enterprises from January 2000 through May 5, 2001, as Director of QwikCap Corp. f/k/a Pacific Multimedia Corp. since September 1999, and as President and as Director of Solutions Software f/k/a MIS Solutions, Inc. since March 16, 2001. From 1983 to 1987, Mr. Michelin was a principal of Michelin & Company, Inc., a brokerage firm. In 1986 and 1987, certain allegations were made against Mr. Michelin and Michelin & Company, Inc. with respect to non-compliance with certain state and NASD regulations. Mr. Michelin has advised management that the foregoing claims were totally without merit. Nevertheless, he chose to pay certain fines in order to avoid the expenditure of substantial time and money in litigation. The Company made a determination to cease business and elected not to pay the fine to the NASD in view of the fact that the only penalty for non-payment would be the suspension of its business, which the Company had determined to cease.

Robert Michelin is Anagram's Secretary and one of Anagram's Directors. Since February 2000, Mr. Michelin has acted as the General Counsel for the Canadian Network for Vaccines and Immunotherapeutics (CANVAC), an initiative created by the Canadian government to commercialize university research in Canada. Mr. Michelin has also served as the Vice President of Kensington Sports Management, Inc., a sports management firm specializing in the representation of professional coaches since January 1999. Kensington Sports Management is located in Montreal, Quebec, Canada. Mr. Michelin previously practiced law specializing in labor and employment matters. From September 1994 to June 1996, he was an attorney with the law firm of Herman Blaikie located in Montreal, Quebec, Canada. Mr. Michelin was a sole practitioner from June 1996 to November 1997 and was an attorney with the firm of O'Connor, Greenspoon (presently known as Greenspoon, Butts), also located in Montreal, Quebec, Canada, from November 1997 to January 1999. Mr. Michelin has been an independent journalist specializing in legal subjects since 1996. Mr. Michelin attended McGill University in Montreal and L'Institut d'Etudes Politiques in Paris, France.

      The following table sets forth the names and ages of the members of Prodijeux's board, their executive officers and the positions they each hold.

Name                                Age               Position
----                                ---               --------

Michel Chiarore                     42                Director, President

Rodolphe Charpentier                43                Director, Vice President,
                                                      Creative Director

Paul Michelin                       62                Director

Robert Michelin                     37                Director

Michel Chiarore is Prodijeux's President, and is in charge of operations, manufacturing and distribution of Prodijeux's product line. He has also been one of Prodijeux's Directors since 1998

Mr. Chiarore is the founder and president of Diffusion Le Bouquin inc. in Montreal, Diffusion Le Bouquin inc. is a book distribution company, of which he is still President. His experience in the distribution business aided the company in creating and establishing its distribution network.

His experience further includes 16 years as a manager of a bookstore with expertise in serving school commissions, government agencies and specialized organizations.

Rodolphe Charpentier is the cofounder and creative director of product research and development for Prodijeux, Inc. He is also one of Prodijeux's Directors and its Creative Director and Vice President of Marketing.

Previous to his responsibilities at Prodijeux, Mr. Charpentier worked, for over 17 years, as a communications and design consultant in industries ranging from corporate and public interests groups to fashion and commercial packaging. From 1996 to 1998, he focused mainly on the fashion trade, creating seasonal ad campaigns for national retail chains such as Reitmans, Smart Set, Parasuco Jeans and Bedo.

Outside directors will not be compensated for attendance at board meetings. Each outside director will be entitled to reimbursement for reasonable expenses incurred with respect to attending each meeting.

Executive compensation

Anagram:

      Paul Michelin, Anagram's President and one of its Directors, does not presently receive compensation.

      Robert Michelin, Anagram's Secretary and one of its Directors, does not presently receive compensation.

Prodijeux:

      Prodijeux has entered into an employment agreement with its president, Michel Chiarore. The agreement provides a salary in the amount of $40,056.00 (CDN $60,000) per year. The agreement also provides for an annual bonus equivalent to five (5%) of the pre-tax profits of Prodijeux as calculated by outside auditors in accordance with GAAP, above the first $80,112.00 (CDN $120,000) of such profits during the year. Prodijeux may terminate the agreement at any time, with or without cause.

      Prodijeux has entered into an employment agreement with its vice president and creative director, Rodolphe Charpentier. The agreement provides a salary in the amount of $40,056.00 (CDN $60,000) per year. The agreement also provides for an annual bonus equivalent to five (5%) of the pre-tax profits of Prodijeux as calculated by outside auditors in accordance with GAAP, above the first $80,112.00 (CDN $120,000) of such profits during the year. Prodijeux may terminate the agreement at any time, with or without cause.

      Prodijeux also retains Anagram's secretary, Robert Michelin, as an independent contractor. Mr. Michelin is paid a monthly retainer of $1,310 (CDN $2,000).

Stock option plan

      Anagram intends to implement a stock option plan in the future. The purpose of the plan will be to provide its directors, officers, key employees and consultants with additional incentives by increasing their ownership interests. The stock option plan, which Anagram anticipates will incorporate both qualified and non-qualified options, will contain terms that shall be approved by the board and submitted to the shareholders for approval.


Disclosure of Commission Position on Indemnification for Securities Act

Liabilities

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

      No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us or the Selling Shareholders. Neither the delivery of this Prospectus, nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.


Certain relationships and transactions

      ADC Development Corp., of which FMC Group Inc. owns eighty-three (83%) percent of its capital stock, owns the majority of our outstanding common stock. Accordingly, FMC Group through ADC Development will be able to exert complete control over matters requiring approval by our stockholders, including, but not limited to the election of directors and the approval of mergers or other business combinations.

      Two of Anagram's directors are related, as Robert Michelin is Paul Michelin's nephew.


      Anagram owns fifty one (51%) percent of the outstanding stock of Prodijeux. Anagram has also agreed to loan Prodijeux approximately $330,000 (CDN $500,00), of which $291,011 (CDN $441,972) has been advanced as of June 30, 2001, at an interest rate of seven (7%) percent per annum. This loan is to be repaid upon the earlier of (i) Prodijeux achieving sales of at least fifty thousand (50,000) units of WordXchange(R), or (ii) by October 1, 2002. In October, the board of directors of Anagram agreed to increase the amount it will loan Prodijeux to approximately $500,000 (CDN $750,000). The current loan, as well as the increased amount, will be funded by Anagram through its parent ADC Development Corp.

Anagram's loan from ADC Development Corp. is for an amount up to $500,000 at an interest rate of 6% per year, with the unpaid principal and interest balance due on June 30, 2002.


Principal stockholders

      The following table sets forth the number of common stock owned and the percentage of our outstanding shares of common stock for the following:

      o all persons who own more than five percent of our outstanding common stock;
      o     each officer and director;
      o     officers and directors as a group.

--------------------------------------------------------------------------------
              NAME                     AMOUNT OF      PERCENTAGE     PERCENTAGE
                                       BENEFICIAL       BEFORE          AFTER
                                       OWNERSHIP       OFFERING       OFFERING
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
ADC Development Corp.
2700 North Military Trail, #100,       6,000,000          96%            69%
Boca Raton, Florida, 33431
--------------------------------------------------------------------------------
Paul Michelin,
Director and President (1)             6,000,000          96%            69%
--------------------------------------------------------------------------------
Robert Michelin, Director and
Secretary                                      0           0%             0%
--------------------------------------------------------------------------------
All Officers & Directors as a
group - Two people (1)                 6,000,000          96%             69%
--------------------------------------------------------------------------------

(1) Includes 6,000,000 shares held by ADC Development Corp., of which eighty-three (83%) percent of its capital stock is owned by FMC Group Inc., of which Mr. Michelin is the President and a Director. Mr. Michelin, together with his wife are the sole shareholders of FMC Group, Inc..

Plan of distribution

      Prior to this offering, no public market for our securities existed. A total of up to 2,736,000 shares may be sold pursuant to this prospectus. This includes 2,500,000 shares of our common stock, which as of the date of this Prospectus, have not been issued. Such shares are being offered by us, using our officers, directors, and broker-dealers on a self-underwritten, best efforts basis. The broker-dealers referred to in this section may be deemed to be underwriters. The broker-dealers' commissions will be paid as may be negotiated in accordance with applicable laws and regulations. The remaining 236,000 shares may be sold pursuant to this prospectus by the stockholders listed below. Anagram will not receive any of the proceeds from the sale of its common stock by the selling stockholders. Except as described above, the stockholders selling Anagram's stock have never held any position or office with Anagram or had any other material relationship with Anagram.

      The selling stockholders may, from time to time sell all or a portion of their registered shares in negotiated transactions or on any exchange in which Anagram may list or trade its common stock, at prices then prevailing or related to the then current market price. The shares will not be sold in an underwritten public offering, but may be sold either directly or through brokers or dealers. Brokers or dealers may receive commissions or discounts, which will be paid as may be negotiated in accordance with applicable laws and regulations, from selling stockholders, or if any such broker-dealer acts as agent for the purchaser of such shares, from the purchaser, in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved.

      The following list assumes all shares which will be registered based on the filing of this prospectus are sold by the selling shareholders.

--------------------------------------------------------------------------------
Selling                       Shares      Shares        Shares owned  Percentage
Stockholder                   owned       registered    following     of shares
                              prior to                  offering      following
                              offering                                offering
--------------------------------------------------------------------------------
John C. Caras                 40,000      40,000        0             0%
-------------------------------------------------------------------------------
Joseph Cantore                6,000       6,000         0             0%
--------------------------------------------------------------------------------
Angela Grandinetti            20,000      20,000        0             0%
--------------------------------------------------------------------------------
Samantha Hockenberry          20,000      20,000        0             0%
--------------------------------------------------------------------------------
Teddy Hockenberry             20,000      20,000        0             0%
--------------------------------------------------------------------------------
Joseph Letzelter              10,000      10,000        0             0%
--------------------------------------------------------------------------------
Marcai Levin                  40,000      40,000        0             0%
--------------------------------------------------------------------------------
James Perretty                10,000      10,000        0             0%
--------------------------------------------------------------------------------
Jeanne Perretty               10,000      10,000        0             0%
--------------------------------------------------------------------------------
Thad Pryor                    40,000      40,000        0             0%
--------------------------------------------------------------------------------
Stephen S. Shelman            10,000      10,000        0             0%
--------------------------------------------------------------------------------
Keith Neil Thompson           10,000      10,000        0             0%
--------------------------------------------------------------------------------

                          Description of the securities

General

      The following description summarizes our authorized and currently outstanding securities. Anagram is authorized to issue Twenty Million (20,000,000) shares of common stock, par value $.001 per share and a maximum of Two Million (2,000,000) shares of preferred stock, $.01 per share. There are 6,236,000 shares of common stock issued and outstanding as of the date of this prospectus. No shares of preferred stock have been issued.

Common stock

      Each holder of shares of Anagram's common stock, issued and outstanding, is entitled to one vote per share held and has the sole right and power to vote upon all matters upon which a vote of stockholders is taken. Neither the certificate of incorporation nor our by laws permit Anagram's stockholders to vote their shares cumulatively. Upon liquidation, dissolution, or winding up of the business, the owners of common stock are entitled to receive Anagram's net assets in proportion to the respective number of shares held by them, following payment to our preferred stockholders. The holders of common stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock.

      To date, Anagram has never paid dividends on any of its common stock. Anagram does not guarantee that it will have enough earnings to pay any dividends on its common stock. Even if Anagram has sufficient earnings, it is not required to declare dividends on its common stock. Whether Anagram should declare cash or stock dividends will be in the sole and absolute discretion of its board and will depend upon its earnings, capital requirements, financial position, general economic conditions and other relevant factors. It is also possible that the terms of any future debt financing may restrict declaration of dividends.

Preferred stock

      Anagram is authorized by its certificate of incorporation to issue preferred stock, in one or more series which may contain rights, privileges and limitations, including:

            o     Conversion privileges
            o     Dividends
            o     Redemption rights
            o     Liquidation privileges.

      Except as specifically provided by the Delaware General Corporation Law relating to the voting by all classes of stock, holders of preferred stock will have no voting rights unless specifically granted by Anagram's board. Anagram has not issued any of our preferred stock, as of the date of this prospectus and currently have no plans to do so.

      If any shares of preferred stock are issued, a certificate of designation, setting forth the series of such preferred stock and the rights, privileges and limitations of the holders of the preferred stock will be filed with the Secretary of State of the State of Delaware. This may have the effect of delaying, deferring or preventing a change in control of Anagram's management without further action by other stockholders and may adversely affect the rights of the holders of its common stock.

Warrants

      As of the date of this registration statement, there are no warrants to purchase shares of Anagram's common stock outstanding.

Determination of offering price

      Prior to this offering of Anagram's common stock, there has been no public market for any of its securities and there can be no assurance that a market will develop. The price of Anagram's common stock, when sold by its stockholders will be determined by broker-dealers and market makers in negotiated transactions, or trades over the open market where Anagram intends to list its common stock. Among factors which may be considered by broker-dealers, market makers and investors to determine the price for Anagram's securities in the public market are:

      o     estimates of our business potential;
      o prevailing market conditions in the U.S. economy and the market in which Anagram and Prodijeux intend to compete;
      o an evaluation of other companies comparable to Anagram and Prodijeux and their ability to effectively compete with Prodijeux's product.

Transfer agent

      The transfer agent for Anagram's common stock is Liberty Transfer Company, 191 New York Avenue, Huntington, New York 11243

Shares eligible for future sale

      Prior to this offering, there has been no public market for Anagram's common stock. Future sales of substantial amounts of common stock in the public market, or the availability of shares for sale, could adversely affect the prevailing market price of Anagram's common stock and its ability to raise capital through an offering of equity securities.

      The 2,736,000 shares of common stock offered in this offering will be immediately tradable without restriction under the Securities Act, except for any shares held by an "affiliate" of Anagram, as that term is defined in the Securities Act. Affiliates will be subject to the resale limitations of Rule 144 under the Securities Act. The remaining 6,000,000 shares of common stock will be deemed "restricted securities" as defined in Rule 144.

      In general, under Rule 144, a stockholder, or stockholders, whose shares are aggregated, who has beneficially owned "restricted securities" for at least one,year will be entitled to sell an amount of shares within any three month period,equal to the greater of:

      o 1% of the then outstanding shares of common stock; or

      o the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the commission, provided certain requirements are satisfied.

      In addition, Anagram's affiliates must comply with additional requirements of Rule 144 in order to sell shares of common stock, including shares acquired by affiliates in this offering. Under Rule 144, a stockholder who had not been Anagram's affiliate at any time during the 90 days preceding a sale by him, would be entitled to sell those shares without regard to the Rule 144 requirements if he owned the restricted shares of common stock for a period of at least two years. The foregoing summary of Rule 144 is not a complete description.

                      Interest of named experts and counsel

Legal matters

      The legality of Anagram's common stock has been passed upon on our behalf by Mintz & Fraade, P.C., New York, New York.

Experts

      The financial statements included in this prospectus and in the registration statement have been audited. Anagram's financial statements have been audited by Daszkal, Bolton, Manela, Devlin & Co. 2401 NW Boca Raton Blvd., Suite 100, Boca Raton, FL 33431, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon such reports given upon the authority of each said firm as experts in accounting and auditing.

      Prodijeux's financial statements have been audited by Perreault, Wolman, Grzywacz & Co., 5250 Ferrier, Suite 814, Montreal, Quebec H4P 2N7, independent chartered accountants, to the extent and for the periods set forth in their reports appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon such reports given upon the authority of each said firm as expects in accounting and auditing.


                                Legal proceedings

      Neither Anagram nor Prodijeux know of any litigation pending, threatened or contemplated, or unsatisfied judgments, against them, or of any proceeding to which they are a party.

                              Available Information

      Anagram and Prodijeux have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act, together with all amendments and exhibits, for the securities registered by this registration statement. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in, or annexed as exhibits to, the registration statement, parts of which are omitted in accordance with the rules and regulations of the commission. For further information about Anagram and Prodijeux, please refer to the registration statement, including its exhibits and schedules, which may be inspected without charge at the principal office of the commission, 450 Fifth Street, NW, Washington, D.C. 20549, or at other regional offices of the commission. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. To obtain information on the operation of the Public Reference Room, the Securities and Exchange Commission can be contacted at 1-800-SEC-0330. Such material may also be accessed electronically at the SEC's home page on the Internet at http://www.sec.gov.

                                     PART II

                   Indemnification of Directors and Officers.

      Article SEVENTH of the Registrant's Certificate of Incorporation, contains the following provision with respect to the indemnification of directors of the
Company:

            "SEVENTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of
Section 102(b)(7) of the General Corporation Law of the State of Delaware, as the same may be amended or supplemented."

      Sections 1, 2, 3 and 4 of Article 8 of the Registrant's By-laws contain the following provisions with respect to the indemnification of directors, officers and authorized representatives:

            "Section 1. Indemnification of Directors and Officers in Third Party Proceedings. The Corporation shall indemnify any director or officer of the Corporation who was or is an "authorized representative" of the Corporation (which shall mean for the purposes of this Article a director or officer of the Corporation, or a person serving at the request of the Corporation as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise) and who was or is a "party" (which shall include for purposes of this Article the giving of testimony or similar involvement) or is threatened to be made a party to any "third party proceeding " (which shall mean for purposes of this Article any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Corporation) by reason of the fact that such person was or is an authorized representative of the Corporation, against expenses (which shall include for purposes of this Article attorney's fees and disbursements), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to a criminal third party proceeding (which shall include for purposes of this Article any investigation which could or does lead to a criminal third party proceeding) had not reasonable cause to believe such conduct was unlawful. The termination of any third party proceeding by judgment, order, settlement, indictment, conviction or upon a plea of no contest or its equivalent, shall not, of itself, create a presumption that the authorized representative did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal third party proceeding, had reasonable cause to believe that such conduct was unlawful.

            Section 2. Indemnification of Directors and Officers in Corporate Proceedings. The Corporation shall indemnify any director or officer of the Corporation who was or is an authorized representative of the Corporation and who was or is a party or is threatened to be made a party to any "corporate proceeding" (which shall mean for purposes of this Article any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor or any investigative proceeding by or on behalf of the Corporation) by reason of the fact that such person was or is an authorized representative of the Corporation, against expenses (including attorneys' fees and disbursements) actually and reasonably incurred by such person in connection with the defense or settlement of such corporate proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the Corporation unless and only to the extent that the court in which such corporate proceeding was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

            Section 3. Indemnification of Authorized Representatives. To the extent that an authorized representative of the Corporation who neither was nor is a director or officer of the Corporation has been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith. Such an authorized representative may, at the discretion of the Corporation, be indemnified by the Corporation in any other circumstances to any extent if the Corporation would be required by Section 1 or 2 of this Article VIII to indemnify such person in such circumstances to such extent as if such person were or had been a director or officer of the Corporation.

            Section 4. General Terms. Any indemnification under Section 1 and
Section 2 of this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he had met the applicable standard of conduct set forth in
Section 1 and Section 2 of this Article VIII. Such determination shall be made
(i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in written opinion, or (iii) by the stockholders.

            Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in these By-laws.

      Section 145 of the Delaware General Corporation Law also contains provisions entitling directors and officers of the Company to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of the Company (or, at the request of the Company,, a director or officer of another corporation or other enterprise); provided the officers or directors acted in good faith. The Company also may obtain an insurance policy which will cover officers and directors for any liability arising out of their actions in such capacity.

      The foregoing do not and will not eliminate or limit the liability of a director for violating his duty of loyalty (which includes the obligation of a director of the Company to refrain from self-dealing with respect to the Company, improperly competing with the Company or usurping Company opportunities), failing to act in good faith, engaging in intentional misconduct or knowingly violating a law or participating in the payment of a dividend or a stock repurchase or redemption for himself. The foregoing also do not and will not affect any director's liability under federal securities laws or the availability of equitable remedies such as an injunction or rescission for breach of fiduciary duty.

Item 25. Other Expenses of Issuance and Distribution.

      The following table sets forth an itemized list of all expenses to be borne by the Registrant in connection with the issuance and distribution of the securities being registered hereby other than underwriting discounts and commissions and non-accountable expenses.

SEC Registration Fee.........................................     $   684.00
Printing and Engraving.......................................     * 5,000.00
Legal Fees and Expenses......................................     *40,000.00
Accounting Fees and Expenses.................................     * 5,000.00
Transfer Agent Fees..........................................     * 4,000.00
Miscellaneous Expenses.......................................      20,316.00
                                                                   ---------

      TOTAL..................................................     $75,000.00

----------
*     Estimated.

Item 26. Sales of Unregistered Securities.

      Effective October 4, 2000, Anagram issued an aggregate of 6,000,000 shares of common stock as founder's shares. The issuance of all such shares of common stock did not require registration under the Securities Act in that all of such shares of common stock were issued pursuant to a Section 4(2) private offering.

An aggregate of up to 236,000 shares may be sold pursuant to this prospectus by the selling shareholders. As described elsewhere in this registration statement, the selling shareholders are friends, relatives and business associates of the officers and directors of Anagram. The issuance of all such shares of common stock did not require registration under the Securities Act in that all of such shares of common stock were issued pursuant to an exemption from the registration requirements of the Securities Act afforded by Rule 506 of Section 4(2) thereof. Neither Anagram nor Prodijeux will not receive any of the proceeds from the sale of shares of common stock by the selling shareholders.

Item 27. Exhibits.

Number   Description
------   -----------


3.1      Articles of Incorporation of Anagram.
3.2      By-Laws of Anagram.
3.3*     Articles of Incorporation of Prodijeux
3.4*     By-Laws of Prodijeux
4.1      Specimen Common Stock Certificate.
5.1      Opinion of Mintz & Fraade, P.C.
23.1     Consent of Mintz & Fraade, P.C. (Included in 5.1)
23.2     Consent of Daszkal, Bolton, Manela, Devlin & Co.
23.3     Consent of Perreault, Wolman, Grywacz & Co.
24.1 Power of Attorney (set forth on the signature page of this Registration Statement).


----------
*     To be filed by amendment

Item 28. Undertakings.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any of the provisions described under Item 24 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will governed by the final adjudication of such issue.

      The Registrant hereby undertakes that it will:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (a) include any prospectus required by Section 10(a)(3) of the Securities Act;

            (b) reflect in this prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and, notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (c) Include any additional or changed material information with respect to the plan of distribution.

      (2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

      The Registrant hereby further undertakes that it will:

      (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective; and

      (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of such securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, Anagram certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorize this registration statement to be signed on its behalf by the undersigned, in Boca Raton, State of Florida, on October 12, 2001.


                                            Anagram Plus, Inc.


                                      By:   /s/ Paul Michelin
                                         ---------------------------------------
                                            Paul Michelin, President


                                      By:   /s/ Robert Michelin
                                         ---------------------------------------
                                            Robert Michelin, Secretary

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, Prodijeux certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorize this registration statement to be signed on its behalf by the undersigned, in the City of Quebec, Quebec Canada, on October 12, 2001.

                                            Prodijeux, Inc.



                                      By:   /s/ Michel Chiarore
                                         ---------------------------------------
                                            Michel Chiarore, President


                                      By:   /s/ Rodolphe Charpentier
                                         ---------------------------------------
                                            Rodolphe Charpentier, Vice President

                          INDEX TO FINANCIAL STATEMENTS

ANAGRAM

Independent Auditors' Report ............................................... F-1

Financial Statements

      Balance Sheets........................................................ F-2

      Statements of Operations.............................................. F-3

      Statements of Changes in Stockholders' Deficit ....................... F-4

      Statements of Cash Flows.............................................. F-5

Notes to Financial Statements ........................................ F-6 - F-9

PRODIJEUX INC.

Table of contents

Independent Auditors' Report ...............................................F-11

Balance sheets .............................................................F-12

Statement of changes in stockholders' deficit ..............................F-13

Statements of operations ...................................................F-14

Statements of cash flows ...................................................F-15

Notes to the financial statements .....................................F-16-F-20

--------------------------------------------------------------------------------

                                AnagramPlus, Inc.

                                2,736,000 shares

                                   ----------

                                   PROSPECTUS

                                   ----------

      We have not authorized anyone to give any information or to make any representations other than those contained in this prospectus. No other information should be relied upon. The information contained in this prospectus is current only to the date of this prospectus. This prospectus does not offer to sell any securities in any jurisdiction where to do so would be unlawful.

                                   ----------

Until        , 2001, 25 days after the date of this prospectus, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                  ______ , 2001

================================================================================

                               ANAGRAM PLUS, INC.

                              FINANCIAL STATEMENTS

                     PERIOD FROM OCTOBER 1, 2000 (INCEPTION)
                        THROUGH DECEMBER 31, 2000 AND FOR
                       THE SIX MONTHS ENDED JUNE 30, 2001

                                TABLE OF CONTENTS

Anagram

Independent Auditor's Report.................................................F-1

Financial Statements:

      Balance Sheets.........................................................F-2

      Statements of Operations...............................................F-3

      Statement of Changes in Stockholders' Deficit..........................F-4

      Statements of Cash Flows...............................................F-5

Notes to Financial Statements............................................F-6-F-9

                       DASZKAL BOLTON MANELA DEVLIN & CO.
                          CERTIFIED PUBLIC ACCOUNTANTS
                          ----------------------------
                   A PARTNERSHIP OF PROFESSIONAL ASSOCIATIONS

       2401 N.W. BOCA RATON BOULEVARD, SUITE 100 BOCA RATON, FLORIDA 33431
                   TELEPHONE (561) 367-1040 FAX (561) 750-3236

JEFFREY A. BOLTON, CPA, P.A                     MEMBER OF THE AMERICAN INSTITUTE
MICHAEL I. DASZKAL, CPA, P.A.                    OF CERTIFIED PUBLIC ACCOUNTANTS
ROBERT A. MANELA, CPA, P.A.
TIMOTHY R. DEVLIN. CPA, P.A.
MICHAEL S. KRIDEL, CPA, P.A.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Anagram Plus, Inc.

We have audited the accompanying balance sheets of Anagram Plus, Inc. as of June 30, 2001 and December 31, 2000, and the related statements of operations, changes in stockholders' deficit and cash flows for the six months ended June 30, 2001 and the period from October 1, 2000 (inception) through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.


We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Anagram Plus, Inc. as of June 30, 2001 and December 31, 2000 and the results of its operations and its cash flows for the six months ended June 30, 2001 and the period from October 1, 2000 (inception) through December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the financial statements, the Company has experienced losses since its inception as well as negative cash flows from operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 8. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the resolution of these uncertainties.


                                            /s/Daskal Bolton Manela Devlin & Co.

Boca Raton, Florida
October 8, 2001

ANAGRAM PLUS, INC.
BALANCE SHEETS
================================================================================

                                     ASSETS

                                                         June 30,   December 31,
                                                           2001         2000
                                                        ---------   ------------

Cash                                                    $     539     $     916
                                                        ---------     ---------

Other assets:
  Investment                                              224,968       109,227
                                                        ---------     ---------

    Total assets                                        $ 225,507     $ 110,143
                                                        =========     =========

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable                                      $   6,000     $      --
  Due to related party                                        667            --
  Accrued interest                                          4,469            --
  Note payable - related party                            242,779       144,886
                                                        ---------     ---------
    Total current liabilities                             253,915       144,886

Stockholders' deficit
  Preferred stock, $0.01 par value; 2,000,000
    shares authorized                                          --            --
  Common stock, $.001 par value; 20,000,000
    shares authorized, 6,236,000 and 6,000,000
    shares issued and outstanding                           6,236         6,000
  Additional paid-in-capital                              115,438            --
  Accumulated deficit                                    (150,082)      (40,743)
                                                        ---------     ---------
    Total stockholders' deficit                           (28,408)      (34,743)
                                                        ---------     ---------

    Total liabilities and stockholders' deficit         $ 225,507     $ 110,143
                                                        =========     =========

                 See accompanying notes to financial statements.

ANAGRAM PLUS, INC.
STATEMENTS OF OPERATIONS
================================================================================


                                               January 1, 2001   October 1, 2000
                                                      to               to
                                                   June 30,       December 31,
                                                     2001             2000
                                               ---------------   ---------------

Revenues                                         $        --      $        --

Selling, general and administrative expenses          (9,484)          (2,416)

Loss from investment                                 (95,386)         (38,327)

Interest expense                                      (4,469)              --
                                                 -----------      -----------

Net loss                                         $  (109,339)     $   (40,743)
                                                 ===========      ===========

Net loss per share (basic and diluted)                 (0.02)           (0.01)
                                                 ===========      ===========

Weighted average shares outstanding
  (basic and diluted)                              6,114,232        6,000,000
                                                 ===========      ===========

                 See accompanying notes to financial statements.

ANAGRAM PLUS, INC.
STATEMENT OF CHANGES IN STOCKHOLDER'S DEFICIT
FOR THE PERIOD FROM OCTOBER 1, 2000 (INCEPTION) THROUGH JUNE 30, 2001
================================================================================

                                                       Common Stock      Additional
                                                  ---------------------    Paid-In    Accumulated
                                                    Shares      Amount     Capital      Deficit       Total
                                                  ---------   ---------  ----------    ---------    ---------
Balance at October 1, 2001 (Inception)                   --   $      --   $      --    $      --    $      --

Common stock issued for cash                          6,000       6,000          --           --        6,000

Net loss for the period ended December 31, 2000          --          --          --      (40,743)     (40,743)
                                                  ---------   ---------   ---------    ---------    ---------

Balance at December 31, 2000                      6,000,000       6,000          --      (40,743)     (34,743)

Common stock issued for cash                        236,000         236     117,764           --      118,000

Costs associated with common stock issuance              --          --      (2,326)          --       (2,326)

Net loss for the period ended June 30, 2001              --          --          --     (109,339)    (109,339)
                                                  ---------   ---------   ---------    ---------    ---------

Balance at June 30, 2001                          6,236,000   $   6,236   $ 115,438    $(150,082)   $ (28,408)
                                                  =========   =========   =========    =========    =========

               See accompanying notes to financial statements.

ANAGRAM PLUS, INC.
STATEMENTS OF CASH FLOWS
================================================================================

                                               January 1, 2001   October 1, 2000
                                                      to               to
                                                   June 30,       December 31,
                                                     2001             2000
                                               ---------------   ---------------

Cash flows from operating activities:
  Net loss                                        $(109,339)       $ (40,743)
  Adjustments to reconcile net loss to cash
    provided (used) by operating activities:
    Loss from equity investment                      95,386           38,327
    Increase (decrease) in:
      Accounts payable                                6,000               --
      Accrued interest                                4,469               --
      Due to related parties                            667               --
                                                  ---------        ---------
Net cash used in operating activities                (2,817)          (2,416)
                                                  ---------        ---------

Cash flows from investing activities:
  Advances to related party                        (211,127)         (80,884)
  Investment in Prodijeux, Inc.                          --          (66,670)
                                                  ---------        ---------
Net cash used in investing activities              (211,127)        (147,554)
                                                  ---------        ---------

Cash flows from financing activities:
  Proceeds from issuance of common stock, net       115,674            6,000
  Proceeds from loan from related party              97,893          144,886
                                                  ---------        ---------
Net cash provided by financing activities           213,567          150,886
                                                  ---------        ---------

Net (decrease) increase in cash                        (377)             916
                                                  ---------        ---------


Cash at beginning of period                       $     916        $       0


Cash at end of period                             $     539        $     916
                                                  =========        =========

Supplemental disclosure of cash flow
  information
  Interest paid                                   $      --        $      --
                                                  =========        =========

               See accompanying notes to financial statements.

ANAGRAM PLUS, INC.
NOTES TO FINANCIAL STATEMENTS
================================================================================

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Anagram Plus, Inc. (the Company), a subsidiary of ADC Development Corp., is a 49.5% owner of the Canadian company Prodijeux, Inc. Prodijeux creates and develops interactive education/entertainment products in the form of traditional family board games, CD-ROM and on-line multiplayer games for the Internet. The games will be distributed in department stores, toy specialty stores and bookstores.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Investment

The Company uses the equity method of accounting for investments when the Company has a significant influence over the operations of the investee, but lacks control.

The Company accounts for the excess of the cost of the investment over the fair value of the net assets acquired as goodwill. The equity method of accounting does not involve the recording of individual assets and liabilities and, therefore, does not record goodwill. However, the allocation of the excess cost is amortized on the straight-line basis over a period of time and reduces the investment as presented on the balance sheet.

The excess cost is being amortized on the straight-line method over five years. Accumulated amortization at June 30, 2001 and December 31, 2000 was $9,380 and $4,690, respectively.

Fiscal Year

The Company has changed its fiscal year from December 31st to June 30th to coincide with the new fiscal year end of Prodijeux, Inc.

NOTE 3 - INVESTMENT AND SUBSEQUENT EVENT

At its inception the Company entered in to a stock subscription agreement with the shareholders of Prodijeux, Inc., a Canadian company. According to the terms of the agreement the Company purchased 495 shares of Prodijeux, representing 49.5% of the outstanding shares in exchange for $66,670. The purchase price was allocated to the 49.5% of the assets acquired based on their estimated fair values. The 49.5% of the assets acquired total $3,300 and the portion of the liabilities assumed were $30,426. The stockholders' deficit was allocated to goodwill. Goodwill, while not recorded on the balance sheet of the Company, totaled $93,796 and is being amortized on a straight-line basis over 5 years.

ANAGRAM PLUS, INC.
NOTES TO FINANCIAL STATEMENTS
================================================================================

NOTE 3 - INVESTMENT AND SUBSEQUENT EVENT, CONTINUED

The Company's loss on its investment in Prodijeux for the periods ended June 30, 2001 and December 31, 2000 are presented in the following table.

                                                                    Period ended
                                                    Period ended    December 31,
Allocated portion of Prodijeux's:                   June 30, 2001       2000
                                                    -------------   ------------

Sales                                                 $  5,941        $  6,180
                                                      ========        ========

Gross (loss) profit                                   $ (1,535)       $    136
                                                      ========        ========

Net loss                                              $(86,006)       $(33,637)
                                                      ========        ========

Loss from equity investment:
Allocated net loss of Prodijeux, Inc.                 $(86,006)       $(33,637)
Less: Amortization of excess cost                       (9,380)         (4,690)
                                                      --------        --------
Loss on equity investment                             $(95,386)       $(38,327)
                                                      ========        ========

In September 2000 the Company executed a note receivable with Prodijeux for an amount up to $330,350 ($500,000 Canadian). The note charges no interest until 50,000 units of the product are sold, and then charges interest at 7% per annum. The note is due upon demand but not before July 1, 2002. The loan is secured by all the rights and titles that Prodijeux has on its family game products. During the periods ended June 30, 2001 and December 31, 2000 the Company loaned Prodijeux $211,127 and $80,884, respectively. The Company was owed $292,011 and $80,884 at June 30, 2001 and December 31, 2000, respectively.

The investment in Prodijeux has a balance of $224,968 and $109,227 at June 30, 2001 and December 31, 2000, respectively. The details of the investment account are presented in the following table:

                                                                    Period ended
                                                    Period ended    December 31,
                                                    June 30, 2001       2000
                                                    -------------   ------------
Investment in Prodijeux:
  Beginning Balance                                   $ 109,227      $      --
    Initial investment                                       --             --
    Advances fo Prodijeux                               211,127         66,670
    Allocated portion of net loss                       (86,006)       (33,637)
    Amortization of excess cost                          (9,380)        (4,690)
                                                      ---------      ---------
  Ending Balance                                      $ 224,968      $ 109,227
                                                      =========      =========

ANAGRAM PLUS, INC.
NOTES TO FINANCIAL STATEMENTS
================================================================================

NOTE 3 - INVESTMENT AND SUBSEQUENT EVENT, CONTINUED

Subsequent Event

On July 1, 2001 the Company purchased an additional 1.5% interest in Prodijeux from another shareholder for approximately $2,020. After the purchase of the additional interest the Company is the majority shareholder, holding 51% of the outstanding stock of Prodijeux, Inc. Additionally, the Company received a statement from the two other major shareholders of Prodijeux acknowledging that Anagram Plus can unilaterally control the daily operations of the Company and may appoint or remove members of the board of directors of Prodijeux at will by virtue of its majority ownership of the outstanding shares of Prodijeux.

NOTE 4 - INCOME TAXES

Temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities did not give rise to significant portions of deferred taxes at June 30, 2001 and December 31, 2000.

As of June 30, 2001 and December 31, 2000, the Company had an unused net operating loss carry forward of $9,484 and $2,416, respectively, available for use on its future corporate federal tax returns. The Company's evaluation of the tax benefit of its net operating loss carry forward is presented in the following table. The tax amounts have been calculated using the Company's effective income tax rate resulting from the use of graduated rates.

                                                         June 30,   December 31,
                                                           2001         2000
                                                        ---------   ------------

Deferred tax asset:
  Tax benefit of net operating loss                      $ 4,403      $   894

Valuation allowance:
  Beginning balance                                         (894)
    Increase during the year                              (3,509)        (894)
                                                         -------      -------
  Ending balance                                          (4,403)        (894)
                                                         -------      -------
Net deferred taxes                                       $    --      $    --
                                                         =======      =======

Year Loss Originated                Year Expiring
--------------------                -------------

December 31, 2000                        2015
June 30, 2001                            2016

Reconcilation of the Federal statutory income tax rate to the Company's effective income tax rate is as follows:

                                                         June 30,   December 31,
                                                           2001         2000
                                                        ---------   ------------

Computed at the statutory rates (34%)                   $ 37,175      $ 13,853
Non-deductible expenses                                  (33,666)      (12,959)
Increase in valuation allowance                           (3,509)         (894)
                                                        --------      --------
Tax provision (benefit)                                 $     --      $     --
                                                        ========      ========


NOTE 5 - RELATED PARTY TRANSACTIONS

A related party by way of common management has paid operating expenses on behalf of the Company. During the periods ended June 30, 2001 and December 31, 2000 the related party paid operating expenses on behalf of the Company in the amount of $4,556 and $171, respectively. The Company made repayments of $3,889 and $171 for the periods ending June 30, 2001 and December 31, 2000. The Company owes the related party $667 as of June 30, 2001.

ANAGRAM PLUS, INC.
NOTES TO FINANCIAL STATEMENTS
================================================================================

NOTE 5 - RELATED PARTY TRANSACTIONS, CONTINUED

During the three months ended December 31, 2000, the Company executed a non-interest bearing demand note with its parent (ADC Development Corp.). In February 2001 the Company and its parent agreed to convert this note to an unsecured promissory note for $500,000, or a lesser amount actually loaned now or in the future. Under the terms of the note, interest of 6% per year begins to accrue on the unpaid balance as of February 28, 2001. The unpaid principal balance and interest becomes due on September 30, 2001. In October 2001 the parent of the Company agreed to extend the due date of the unpaid principal and interest balance, on the note referred to above, until June 30, 2002.

Under the terms of this note, the parent loaned the Company $97,893 and $144,886, respectively, for the periods ending June 30, 2001 and December 31, 2000. At June 30, 2001 and December 31, 2000 the Company owed its parent $242,779 and $144,886, respectively in unpaid principal and $4,469 and none in accrued interest.

NOTE 6 - COMMON STOCK

In a private offering dated March 23, 2001, the Company offered common shares of $.001 par value at a price of $.50 per share; the offering terminated on April 15, 2001. The Company sold 236,000 shares under the terms of this offering, for a total of $118,000.

NOTE 7 - RECENT ACCOUNTING PRONOUNCEMENTS



In July 2001, FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which is effective for fiscal years beginning after December 15, 2001. SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions upon adoption for the reclassification of certain existing recognized intangibles such as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the testing for impairment of existing goodwill and other intangibles. The Company is currently assessing, but has not yet determined, the impact of SFAS No. 142 on its financial position and results of operations.

NOTE 8 - GOING CONCERN AND MANAGEMENT'S PLAN OF ACTION

As shown in the accompanying financial statements, the Company incurred a net loss during the periods ended June 30, 2001 and December 31, 2000 and, as of those dates the Company's total liabilities exceeded its total assets.

Under the terms of the related party loan payable referenced in Note 3, the Company has a commitment from its parent, ADC Development Corp., for funds in the amount of $500,000, of which approximately $260,000 is still due the Company. These funds will be used to loan to Prodijeux as well as to cover the Company's operating expenses. As Prodijeux's need for additional funding decreases, Anagram's cash requirements will also decrease. The Company is attempting to raise additional funds from a public offering. The ability of the Company to achieve its funding requirements is dependent upon the success of the public offering and the ability of ADC to fulfill its commitment.

                                PRODIJEUX INC.
                             FINANCIAL STATEMENTS
                                JUNE 30, 2001

                      PERREAULT, WOLMAN, GRZYWACZ & CIE.CO.
                    Comptables Agrees - Chartered Accountants
                            Societe en nom collectif

                                                         5250 Ferrier, Suite 814
                                                        Montreal, Quebec H4P 2N7
                                                       Telephone: (514) 731-7987
                                                     Telecopieur: (514) 731-8782

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of
Prodijeux Inc.
Montreal, Quebec

We have audited the balance sheet of Prodijeux Inc. as at June 30, 2001 and September 30, 2000 and the statements of operations, stockholders' deficit and cash flows for the nine months and year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at June 30, 2001 and September 30, 2000 and the results of its operations and its cash flows for the nine months and year then ended in accordance with accounting principles generally accepted in the United States of America.

Montreal, Quebec

August 31, 2001                           Chartered Accountants

PRODIJEUX INC.
Balance sheets
================================================================================

                                                        June 30,  September 30,
                                                            2001           2000
--------------------------------------------------------------------------------

ASSETS
  CURRENT
   Cash and cash equivalents                           $  56,811      $      --
   Accounts receivable (Note 4)                           13,497             --
   Inventory                                              23,088             --
--------------------------------------------------------------------------------

TOTAL CURRENT ASSETS                                      93,396             --

  PROPERTY AND EQUIPMENT, NET (Note 5)                    18,635          3,803
  INTANGIBLE ASSETS, NET (Note 6)                          2,692          2,863
--------------------------------------------------------------------------------

TOTAL ASSETS                                           $ 114,723      $   6,666
================================================================================

LIABILITIES AND STOCKHOLDERS' DEFICIT
  CURRENT LIABILITIES
   Accounts payable                                    $   9,077      $   4,664
   Due to related party (Note 11)                             --          1,730
   Current portion of long term debt (Note 7)              6,604          6,664
--------------------------------------------------------------------------------

TOTAL CURRENT LIABILITIES                                 15,681         13,058

  LONG TERM DEBT (Note 7)                                 41,147         48,409
  RELATED PARTY LOAN PAYABLE (Note 11)                   290,702             --
--------------------------------------------------------------------------------

TOTAL LIABILITIES                                        347,530         61,467

STOCKHOLDERS' DEFICIT
   Capital stock (Note 8)                                 66,831             67
   Accumulated deficit                                  (299,638)       (54,868)
--------------------------------------------------------------------------------

TOTAL STOCKHOLDERS' DEFICIT                             (232,807)       (54,801)
--------------------------------------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT            $ 114,723      $   6,666
================================================================================

See accompanying notes to the financial statements.

PRODIJEUX INC.
Statement of changes in stockholders' deficit
For the period from October 1, 1999 through June 30, 2001
================================================================================

                                                        Accumulated
                                                           Other
                                       Common stock    Comprehensive  Accumulated
                                     Shares    Amount     Income        Deficit         Total
----------------------------------------------------------------------------------------------
BALANCE AT OCTOBER 1, 1999             100   $      67   $      --     $ (16,938)   $ (16,871)

Dividend                                --          --          --        (8,245)      (8,245)

Foreign currency adjustment             --          --         548            --          548

Net loss for the period                 --          --          --       (30,233)     (30,233)
----------------------------------------------------------------------------------------------

BALANCE AT SEPTEMBER 30, 2000          100          67         548       (55,416)     (54,801)

Common stock issued                    900      66,764          --            --       66,764

Net loss at June 30, 2001               --          --          --      (241,703)    (241,703)

Foreign currency adjustment             --          --      (3,067)           --       (3,067)
----------------------------------------------------------------------------------------------

BALANCE AT JUNE 30, 2001             1,000   $  66,831   $  (2,519)    $(297,119)   $(232,807)
==============================================================================================

See accompanying notes to the financial statements.

PRODIJEUX INC.
Statements of operations
================================================================================

                                                  Nine months        Year ended
                                               ended June 30,     September 30,
                                                         2001              2000
--------------------------------------------------------------------------------

SALES                                               $  24,487         $      --
--------------------------------------------------------------------------------

COST OF GOODS SOLD
  Purchases                                            50,401                --
  Inventory, end of period                            (23,088)               --
--------------------------------------------------------------------------------

                                                       27,313                --
--------------------------------------------------------------------------------

GROSS LOSS                                             (2,826)               --
--------------------------------------------------------------------------------

OPERATING EXPENSES
  Salaries                                             65,368                --
  Consulting                                           61,878                --
  Professional fees                                    24,448               976
  Office supplies and delivery                         10,426             2,694
  Shows                                                18,265               870
  Travel                                               10,928               615
  Advertising                                          15,933             2,182
  Equipment rental                                      4,614             4,366
  Rent                                                  5,049             4,330
  Selling and promotion                                10,132             8,096
  Other expenses                                        2,628                --
  Telephone                                             3,214               440
  Taxes and licenses                                       --               965
  Interest expense                                      2,521             2,735
  Depreciation                                          3,003             1,751
  Amortization                                            470               213
--------------------------------------------------------------------------------

                                                      238,877            30,233
--------------------------------------------------------------------------------

NET LOSS                                            $(241,703)        $ (30,233)
================================================================================

See accompanying notes to the financial statements.

PRODIJEUX INC.
Statements of cash flows
================================================================================

                                                 Nine months        Year ended
                                              ended June 30,     September 30,
                                                        2001              2000
--------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                               $(241,703)   $ (30,233)
  Adjustments to reconcile net loss to cash
  provided (used) by operating activities:
   Depreciation and amortization                             3,473        1,964
  Changes in assets and liabilities, net of effects
  of acquisitions:
   (Increase) decrease in:
      Accounts receivable                                  (13,497)       1,028
      Inventory                                            (23,088)          --
   Increase in accounts payable                              4,413        3,106
   Increase in due to related party                         (1,730)          --
--------------------------------------------------------------------------------

  Net cash used in operating activities                   (272,132)     (24,135)
--------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment                       (18,134)      (2,737)
--------------------------------------------------------------------------------

  Net cash used in investing activities                    (18,134)      (2,737)
--------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Decrease in loans receivable - directors                      --        3,739
  Dividends paid                                                --       (8,397)
  Proceeds from issuance of common stock, net               66,764           --
  Increase in related party loan payable                   290,702           --
  Proceeds from long term debt                                  --       36,833
  Payments to long term debt                                (7,322)      (6,667)
--------------------------------------------------------------------------------

  Net cash provided by financing activities                350,144       25,508
--------------------------------------------------------------------------------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                     (3,067)         548
================================================================================

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                          56,811         (816)

CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD                   --          816
================================================================================

CASH AND CASH EQUIVALENTS AT END OF PERIOD               $  56,811    $      --
================================================================================

Supplemental disclosure of cash flow information:
  Interest paid                                          $   2,521    $   2,735
================================================================================

See accompanying notes to the financial statements.

PRODIJEUX INC.
Notes to the financial statements
================================================================================

1.    ORGANIZATION AND DESCRIPTION OF BUSINESS

      The Company was incorporated under Part 1A of the Quebec Companies Act on June 5, 1998. The Company creates and develops interactive education/entertainment products in the form of traditional family board games, CD-ROM and on-line multiplayer games for the internet.

      The first game in this line of "edutainment" products is "WordXchange" which is available in an adult and junior edition, as well as being available in the French and English languages. The games will be distributed in department stores, toy specialty stores and bookstores.

2.    SIGNIFICANT ACCOUNTING POLICIES

      Cash Equivalents

      The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. The cash equivalents at year-end consisted of a certificate of deposit.

      Inventory

      Inventory, consisting primarily of finished goods, is valued at the lower of cost and replacement value. The cost of the inventory is determined using the first-in, first-out method.

      Property and Equipment

      Property and equipment is recorded at cost and is depreciated using accelerated methods over the estimated useful lives of the assets.

      Intangible Assets

      Intangible assets consist of trademark and financing costs and are recorded at cost. Amortization is based on the estimated useful life using the straight-line method over five years.

      Advertising

      Advertising costs are expensed when incurred. The advertising cost incurred for the periods ended June 30, 2001 and September 30, 2000 were $ 15,933 and $2,182, respectively.

      Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual result could differ from those estimates.

PRODIJEUX INC.
Notes to the financial statements
================================================================================

2.    SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

      Revenue Recognition

      Revenue is recognized on sales of products when the customer receives title to the goods, generally upon the delivery.

      Fiscal Year End

      The Company has changed its fiscal year end from September 30th to June 30th.

3.    CASH EQUIVALENTS

      At June 30, 2001 cash equivalents consist of a certificate deposit in the amount of $ 50,041. The deposit bears interest at 2.95% per annum and matures on July 31, 2001. This deposit is pledged to the outstanding letter of credit as described in Note 10.

4.    ACCOUNTS RECEIVABLE

      Accounts receivable consists of normal trade receivables. The Company assesses the collectibility of its accounts receivable regularly. Based on this assessment, an allowance for doubtful accounts is recorded. At June 30, 2001 an allowance for doubtful accounts was not considered necessary.

5.    PROPERTY AND EQUIPMENT

                                           June 30,               September 30,
                                               2001                        2000
--------------------------------------------------------------------------------
                                        Accumulated           Net           Net
                                 Cost  depreciation         Value         Value
--------------------------------------------------------------------------------
      Production moulds       $15,225       $ 4,413       $10,812       $ 3,803
      Computer hardware         7,763           873         6,890            --
      Computer software         1,421           488           933            --
--------------------------------------------------------------------------------
                              $24,409       $ 5,774       $18,635       $ 3,803
================================================================================

PRODIJEUX INC.
Notes to the financial statements
================================================================================

6.    INTANGIBLE ASSETS

                                            June 30,               September 30,
                                                2001                        2000
--------------------------------------------------------------------------------
                                         Accumulated           Net           Net
                                  Cost  Amortization         Value         Value
--------------------------------------------------------------------------------
      Incorporation costs       $  641        $  381        $  260        $  388
      Trademark                  2,069           311         1,758         1,755
      Financing costs              793           119           674           720
--------------------------------------------------------------------------------
                                $3,503        $  811        $2,692        $2,863
================================================================================

7.    LONG TERM DEBT

                                                        June 30,   September 30,
                                                            2001            2000
--------------------------------------------------------------------------------

      Loan payable to individuals bearing
      interest at a rate of 10% annual, due on
      demand and not repayable before October 1,
      2002.                                              $32,885         $ 9,849

      Term bank loan, bearing interest at prime
      plus 1.5%, repayable in monthly capital
      instalments of $550 until September 2003
      plus interest. The loan is secured by a
      moveable hypothec over the universality of
      claims.                                             14,866          20,556

      Loans repaid during the year                            --          24,668
--------------------------------------------------------------------------------

                                                          47,751          55,073
      Less: Current portion                                6,604           6,664
--------------------------------------------------------------------------------

                                                         $41,147         $48,409
================================================================================

      Long term debt principal repayments to be made during the subsequent years are as follows:

      2002                                               $ 6,604
      2003                                                39,489
      2004                                                 1,658
      Subsequent                                              --
--------------------------------------------------------------------------------

                                                         $47,751
================================================================================

PRODIJEUX INC.
Notes to the financial statements
================================================================================

8.    CAPITAL STOCK

      Authorized:

      Unlimited number of Class "A" shares, voting, participating and convertible into one Class "D" share.

      Unlimited number of Class "B" shares, voting and participating.

      Unlimited number of Class "C" shares, voting, non-participating and redeemable by the company at time of death of holder.

      Unlimited number of Class "D" shares, non-voting, non-cumulative dividend of 1/2 % to 1 % per month, redeemable at the option of the holder.

      Unlimited number of Class "E" shares, non-voting, non-cumulative dividend of 3/4 % to 1 % per month, redeemable at the option of the holder.

      Unlimited number of Class "F" shares, non-voting, non-cumulative annual dividend of $1 per share, redeemable at the option of the holder.

      Unlimited number of Class "G" shares, non-voting, non-cumulative annual dividend of $1 per share, redeemable at the option of the company.

                                                       June 30,    September 30,
      Issued:                                              2001             2000
--------------------------------------------------------------------------------

      1,000 Class "A" shares (100 in 2000)             $ 66,831        $      67
================================================================================

      During the year, 900 Class "A" shares were issued for $ 66,764 in cash.

9.    COMMITMENTS

      The Company has a long term lease agreement for rent, expiring in October 2002. Future minimum lease payments under this operating lease are as follows:

   For the years ending June 30,
            2002                                       $ 6,311
            2003                                       $ 2,104

      The Company has a long term lease agreement for equipment, expiring in December 2001. Future minimum lease payments under this operating lease are as follows:

            2002                                       $ 2,517

PRODIJEUX INC.
Notes to the financial statements
================================================================================

10.   LETTER OF CREDIT

      As at June 30, 2001, the Company has an outstanding letter of credit in the amount of $ 48,053. This letter of credit is secured by the Company's certificate deposit.

11.   RELATED PARTY TRANSACTIONS

      A shareholder of the Company provides management and consulting services to the company for $ 1,307 per month. The Company paid the related party $ 10,453 during the nine months ended June 30, 2001 and $ 2,720 for the year ended September 30, 2000. The Company owed the shareholder $ 0 and $ 1,730 at June 30, 2001 and September 30, 2000, respectively.

      In September 2000 the Company executed a note payable with another shareholder for an amount up to $ 330,350 ($ 500,000 Canadian). The note charges no interest until 50,000 units of the product are sold and then charges interest at 7% per annum. The note is due upon demand but no before July 1, 2002. The loan is secured by a moveable hypothec on all rights and titles that the company has on its family game products. The shareholder loaned the Company $ 290,702 during the nine months ended June 30, 2001.

12.   CURRENCY RATES

      For the purpose of conversion from Canadian Dollars to US Dollars, the end of the month and nine and twelve month average exchange rate were used, where applicable, for the periods ending June 30, 2001 and September 30, 2000, respectively. the end of the month rate, as quoted in the Wall Street Journal, was $.6607 Canadian Dollars to $1 US Dollar at June 30, 2001. The average rate for the period ending June 30, 2001 was $.6533 Canadian Dollars to $1 US Dollar.

      The end of the month rate was $.6667 Canadian Dollars to $1 US Dollar at September 30, 2000. The average rate for the period ending September 30, 2000 was $.6799 Canadian Dollars to $1 US Dollar.